EXHIBIT 4.39
SHARE EXCHANGE AGREEMENT
THIS AGREEMENT made December 29, 2005
BETWEEN:
MASS FINANCIAL CORP., a company incorporated under the laws of Barbados
(the “Company”)
AND:
KHD HUMBOLDT WEDAG INTERNATIONAL LTD, a corporation continued under the laws of British Columbia
(the “Shareholder”)
WHEREAS:
A.	The authorized capital of the Company consists of an unlimited number of shares of one class designated as common shares (the “Common Shares”);

B.	There are eleven (11) Common Shares in the capital of the Company issued to the Shareholder; and

C.	The Company and the Shareholder wish to reorganize the capital of the Company under the provisions of the Companies Act (Barbados) and the Income Tax Act (Canada);
NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.	Amendment to Articles
The parties agree to take all necessary steps to:
(a)	increase the authorized capital of the Company by creating a series of a new class of preferred shares without par value (the “Series A Preferred Shares”) with special rights and restrictions substantially similar to the special rights and restrictions set out in Schedule A of this Agreement and by creating a new class of common shares without par value (the “New Common Shares”); and

(b)	exchange the eleven (11) Common Shares held by the Shareholder for one (1) Series A Preferred Share and one (1) New Common Share (the “Exchange”).

2.	Estimated Value of Shares

2.1	The Company will:
(a)	determine the best estimate of the fair market value of the issued Common Shares immediately prior to the Exchange (the “Estimated Value of the Common Shares”), such determination to be made in consultation with an independent valuator, having regard to the principles of business valuation as endorsed by the Association of Business Valuators, within 90 days of the Exchange; and

(b)	set the initial redemption amount of the Series A Preferred Shares equal to the Estimated Value of the Common Shares less $100.
2.2	The Company may from time to time amend the Estimated Value of the Common Shares based on the results of appraisals and other information subsequently made available provided, however, that subject to paragraph 3, any determination of value by such independent valuator will be final and binding on the Company and the Shareholder.

2.3	The New Common Shares issued by the Company to KHD on the Exchange will have a nominal fair market value of $100.
3.	Adjustment
If:
(a)	the Minister of National Revenue or any other competent authority at any time questions or proposes to issue or issues any assessment or assessments that would impose or imposes any liability for tax of any nature or kind on any of the parties or on any other person on the basis that the fair market value of the issued Common Shares immediately prior to the Exchange is greater or less than the Estimated Value of the Common Shares; and

(b)	the Company and the Shareholder agree or a competent tribunal finally adjudges that the fair market value of the issued Common Shares immediately prior to the Exchange is a greater or lesser amount (the “Adjusted Value of the Common Shares”) than the Estimated Value of the Common Shares;
then
(c)	the initial redemption amount in respect of each Series A Preferred Share in the capital of the Company, as that term is defined by reference to the articles of the Company and this Agreement, will be determined by reference to the Adjusted Value of the Common Shares to the exclusion of the Estimated Value of the Common Shares; and

(d)	the Company and the Shareholder will do all such things and perform all such acts as may be necessary to revise the initial redemption amount accordingly.

4.	Agreement to Vote

The Shareholder agrees that it will vote its shares so as to enable the Company to alter its articles in the manner set out in this Agreement.

5.	Subsequent Shareholders

The Company agrees that in the event any person subscribes for Series A Preferred Shares in the capital of the Company at any time in the future, the Company will cause such person to agree in writing to be bound by the terms and conditions of paragraph 3 of this Agreement and to consent to and do any and all acts or things which may be necessary to give effect to the terms thereof.

6.	Notices

All notices and other communications hereunder shall be in writing and shall be delivered by hand to the parties at the following addresses or sent by telecopy at the following telecopier numbers or at such other addresses or telecopier numbers as shall be specified by the parties by like notice:
(a)	if to the Shareholder:

Unit 803, 8/F, Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong

Attention: Michael J. Smith
Fax: 852.2537.3689
(b)	if to the Company:

Palm Court
28 Pine Road
Belleville, St. Michael
Barbados

Attention: Michael J. Smith
Fax: 246.429.5143
The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next business day).

7.	Applicable Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

8.	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of the United States of America unless otherwise stated.

9.	Binding Effect and Assignment

This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party hereto.

10.	Time of Essence

Time shall be of the essence of this Agreement.

11.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and each signed copy sent by electronic facsimile transmission shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.	Further Assurances

Each party shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement.
IN WITNESS THEREOF the parties have entered into this Agreement as of the date and year first above written.
MASS FINANCIAL CORP.

Per:	/s/ Michael J. Smith
Authorized Signatory
KHD HUMBOLDT WEDAG INTERNATIONAL LTD

Per:	/s/ Michael J. Smith
Authorized Signatory

SCHEDULE A
SPECIAL RIGHTS AND RESTRICTIONS
ATTACHED TO SERIES A PREFERRED SHARES
The Series A Preferred Shares shall have attached to them the following special rights and restrictions:
1.	DEFINITIONS
For the purposes of this Schedule, the following terms shall have the following meanings:
1.1	“Common Shareholders” means the registered holders of the Old Common Shares or the New Common Shares, as applicable;

1.2	“Company” means Mass Financial Corp.;

1.3	“Constating Documents” means the Articles of Continuance, as amended;

1.4	“Cumulative Redemption Amount” in respect of a Preferred Share means the aggregate of the Redemption Amount plus the amount of any dividends payable on the Preferred Share under section 6.8 of this Schedule;

1.5	“Initial Redemption Amount” in respect of a Preferred Share means the amount equal to the quotient contained by dividing (i) the fair market value of the Old Common Shares, at the time the Old Common Shares were exchanged for the Preferred Shares and the New Common Shares, less $100, by (ii) the number of Preferred Shares issued at the time the Old Common Shares were exchanged for the Preferred Shares and the New Common Shares;

1.6	“New Common Shares” means the class of common shares authorized by the Constating Documents, which, together with the Preferred Shares, were issued in exchange for the Old Common Shares;

1.7	“Old Common Shares” means the class of common shares authorized by the Constating Documents, which were issued by the Company and outstanding as of December 1, 2005 and which were exchanged for the Preferred Shares and the New Common Shares;

1.8	“Preferred Shareholders” means the registered holders of the Preferred Shares;

1.9	“Preferred Shares” means the class of Series A preferred shares issued by the Company, together with the New Common Shares, in exchange for the Old Common Shares;

1.10	“Redemption Amount” means the redemption amount of each Preferred Share as calculated in accordance with section 5.4 of this Schedule;

1.11	“Redemption” means the repurchase by the Company, at the direction of the Company, of all or any of the then outstanding and issued Preferred Shares from time to time as provided for by section 5 of this Schedule;

1.12	“Redemption Notice” has the meaning set out in section 5.1 of this Schedule;

1.13	“Redemption Priority Special Dividend” has the meaning set out in section 5.5(a) of this Schedule;

1.14	“Retraction” means the repurchase by the Company, at the direction of a Preferred Shareholder, of all or any of the then outstanding and issued Preferred Shares held by such Preferred Shareholder from time to time as provided for by section 6 of this Schedule;

1.15	“Retraction Notice” has the meaning set out in section 6.1 of this Schedule;

1.16	“Retraction Priority Special Dividend” has the meaning set out in section 6.4(a) of this Schedule;

1.17	“Sale Priority Special Dividend” has the meaning set out in section 7.1(a) of this Schedule; and

1.18	“Surplus Entitlement” has the meaning set out in the Regulation 5905(10) to the Income Tax Act, 1985 R.S.C. c. 1 (5th Supplement) (as amended).

2.	RANKING OF PREFERRED SHARES

2.1	In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the Preferred Shareholders shall be entitled to receive in respect of each Preferred Share, in preference and priority over the New Common Shares, an amount equal to the Cumulative Redemption Amount and no more.

2.2	No class of shares may be created or issued ranking as to capital or dividends prior to or on parity with the Preferred Shares without the prior approval of all of the Preferred Shareholders given in accordance with applicable law by resolution passed by not less than a majority of the votes cast on such resolution by the Preferred Shareholders represented in person or proxy at a meeting of the Preferred Shareholders duly called and held at which at least 10% of the outstanding and issued Preferred Shares at that time are present or represented by proxy.

3.	NO VOTING

3.1	The Preferred Shareholders are not entitled to receive notice of, to attend or to vote at any meeting of the Common Shareholders of the Company.

4.	DIVIDENDS

4.1	Subject to the Constating Documents, as amended, the Company’s by-laws and any applicable restrictions imposed by law, the Preferred Shares shall be entitled to dividends as provided for in this Schedule.

4.2	No dividends shall at any time be declared or paid or set apart for payment on the New Commons Shares if:
(a)	the payment of such dividend would reduce the value of the net assets of the Company to less than the aggregate Cumulative Redemption Amount of all of the issued and outstanding Preferred Shares from time to time;

(b)	the Company is in arrears on any outstanding Cumulative Redemption Amount for any Redemption or Retraction of any of its issued Preferred Shares;

(c)	the Company is in arrears on any outstanding Redemption Priority Special Dividend, Retraction Priority Special Dividend, or Sale Priority Special Dividend; or

(d)	the Company is in default of the obligations imposed under section 6 of this Schedule.
5.	REDEMPTION

5.1	Subject to the Constating Documents, as amended, the Company’s by-laws and any applicable restrictions imposed by law, the Company may, at its option and at any time, redeem all or any number of the outstanding and issued Preferred Shares on payment of the Redemption Amount for each Preferred Share to be redeemed; provided, however, that not less than 21 days’ notice in writing (the “Redemption Notice”) of such Redemption is given to the Preferred Shareholders specifying a date and place or places of Redemption unless the Preferred Shareholders waive the notice required to be given under this section, whether given before or after the Redemption, which waiver will be deemed to cure any default in giving such notice. If notice of any Redemption is given by the Company and an amount sufficient to redeem the Preferred Shares subject to the Redemption Notice is deposited with any trust company or chartered bank as specified in any notice given, on or before the date fixed for Redemption, such Preferred Shareholders will thereafter have no rights against the Company in respect of such Preferred Shares except upon the surrender of certificates for such redeemed Preferred Shares to receive payment for them out of the monies so deposited.

5.2	If the Company does not redeem all of the outstanding and issued Preferred Shares, the Preferred Shares to be redeemed may be selected in such manner as the directors of the Company determine and need not be selected either in proportion to the number of Preferred Shares registered in the name of each Preferred Shareholder or from every or any particular Preferred Shareholder.

5.3	If the Company redeems only part of the Preferred Shares represented by any one Preferred Share certificate, then a new certificate representing the Preferred Shares that are not redeemed shall be issued at the expense of the Company.

5.4	The Redemption Amount shall be initially fixed as the Initial Redemption Amount. The Redemption Amount will be adjusted over time by reference to the following formula:
Redemption Amount =
     Initial Redemption Amount X (1.04)(number of months Preferred Shares have been outstanding/12)
5.5	Upon receiving a Redemption Notice from the Company:
(a)	each Preferred Shareholder has the right to give notice, and shall be deemed to have given notice, to the Company requiring each Preferred Share, whether or not subject to the Redemption Notice, held by that Preferred Shareholder to become entitled to a priority special dividend in an amount equal to the Cumulative Redemption Amount (the “Redemption Priority Special Dividend”); and

(b)	the Company shall not declare or pay a dividend on any other class of shares in its capital stock until such time as the Company has paid the Redemption Priority Special Dividend to the Preferred Shareholder.
5.6	The notice deemed to have been given by each Preferred Shareholder in accordance with section 5.5(a) of this Schedule shall be deemed to be withdrawn after the Redemption set out in the Redemption Notice is completed.

5.7	For greater certainty, payment of the Priority Special Dividend by the Company will reduce the Cumulative Redemption Amount payable by the Company on each Preferred Share.

5.8	For greater certainty, the deemed notice and Redemption Priority Special Dividend referred to in section 5.5(a) of this Schedule are intended to ensure that the Surplus Entitlement of a Preferred Share held immediately prior to a Redemption in accordance with section 5 of this Schedule reflects the Surplus Entitlement of the Old Common Share for which the Preferred Share was, together with any New Common Share(s), exchanged.

6.	RETRACTION

6.1	Beginning in the fourth year after the date of issuance of the Preferred Shares, each Preferred Shareholder shall be able to cause a redemption of the Preferred Shares at the rate of up to 1/15 per year of the initial number of Preferred Shares issued to such Preferred Shareholder.

6.2	Subject to section 6.1 of this Schedule, the Company shall, upon receiving notice from a Preferred Shareholder (the “Retraction Notice”), redeem the number of Preferred Shares registered in the name of the Preferred Shareholder as stated in the Retraction Notice by paying to such Preferred Shareholder, for each Preferred Share to be redeemed, the

 Redemption Amount; provided, however, that not less than 21 days’ notice in writing of such Retraction must be given to the Company by the Preferred Shareholder seeking to have its Preferred Shares redeemed, such notice to be delivered by mailing to the registered office of the Company a notice specifying the number of Preferred Shares to be redeemed and surrendering the relevant share certificates for cancellation unless the Company waives the notice required to be given under this section, whether given before or after the Retraction, which waiver will be deemed to cure any default in giving such notice.
6.3	Notwithstanding anything in this Schedule to the contrary, any Retraction of Preferred Shares by the Company upon receipt of a Retraction Notice from any Preferred Shareholder need not be made on a pro rata basis among every or any particular Preferred Shareholder.
6.4	Upon the Company receiving a Retraction Notice from a Preferred Shareholder:
(a)	each such Preferred Shareholder has the right to give notice, and shall be deemed to have given notice, to the Company requiring each Preferred Share, whether or not subject to the Retraction Notice, held by that Preferred Shareholder to become entitled to a priority special dividend in an amount equal to the Cumulative Redemption Amount (the “Retraction Priority Special Dividend”); and

(b)	the Company shall not declare or pay a dividend on any other class of shares in its capital stock until such time as the Company has paid the Retraction Priority Special Dividend to the Preferred Shareholder.
6.5	The notice deemed to have been given by each Preferred Shareholder in accordance with section 6.4(a) of this Schedule shall be deemed to be withdrawn after the Retraction set out in the Retraction Notice is completed.
6.6	For greater certainty, payment of the Retraction Priority Special Dividend by the Company will reduce the Cumulative Redemption Amount payable by the Company on each Preferred Share.
6.7	For greater certainty, the deemed notice and Retraction Priority Special Dividend referred to in section 6.4(a) of this Schedule are intended to ensure that the Surplus Entitlement of a Preferred Share held immediately prior to a Retraction in accordance with section 6 of this Schedule reflects the Surplus Entitlement of the Old Common Share for which the Preferred Share was, together with any New Common Share(s), exchanged.
6.8	If a Preferred Shareholder exercises the right of Retraction with respect to its Preferred Shares under section 6.1 of this Schedule and the Company does not redeem such Preferred Shares within 21 days after receiving the Retraction Notice, the Company shall pay to the Preferred Shareholder a dividend of 4% of the Redemption Amount for the Preferred Shares, subject to the Retraction Notice, for each 30 day period (on a pro-rata basis) during which such Preferred Shares are not redeemed.

7.     SALE OR TRANSFER OF PREFERRED SHARES
7.1	Upon the Company receiving notice of a proposed transfer or sale (the “Notice of Sale”) by a Preferred Shareholder:
(a)	each such Preferred Shareholder has the right to give notice, and shall be deemed to have given notice, to the Company requiring each Preferred Share, whether or not subject to such transfer or sale, held by that Preferred Shareholder to become entitled to a priority special dividend in an amount equal to the Cumulative Redemption Amount (the “Sale Priority Special Dividend”); and

(b)	the Company shall not declare or pay a dividend on any other class of shares in its capital stock until such time as the Company has paid the Sale Priority Special Dividend to the Preferred Shareholder.
7.2	The notice deemed to have been given by each Preferred Shareholder in accordance with section 7.1(a) of this Schedule shall be deemed to be withdrawn after the transfer or sale set out in the Notice of Sale is completed.
7.3	For greater certainty, payment of the Sale Priority Special Dividend by the Company will reduce the Cumulative Redemption Amount payable by the Company on each Preferred Share.
7.4	For greater certainty, the deemed notice and Sale Priority Special Dividend referred to in section 7.1(a) of this Schedule are intended to ensure that the Surplus Entitlement of a Preferred Share held immediately prior to a Sale in accordance with section 7 of this Schedule reflects the Surplus Entitlement of the Old Common Share for which the Preferred Share was, together with any New Common Share(s), exchanged.